Exhibit 10.12
SEPARATION AGREEMENT
     This Separation Agreement is entered into this 18th day of September, 2007, between Christina M. Temperante (“Temperante”) and Hutchinson Technology Incorporated (“HTI”).
I.       RECITALS
     A.       Temperante has been employed by HTI.
     B.       In connection with her employment by HTI, Temperante executed an Agreement Not to Compete, Not to Disclose Confidential Information and Assignment of Inventions dated June 29, 2001 (“Agreement Not to Compete”).
     C.       In connection with her employment by HTI, Temperante executed Incentive Stock Option Agreements and Non-Statutory Stock Option Agreements dated July 2, 2001, November 28, 2001, November 20, 2002, November 19, 2003, December 1, 2004, November 30, 2005, and November 29, 2006 (“Option Agreements”).
     D.       Temperante’s HTI employment was terminated effective August 29, 2007 (the “Termination Date”).
     E.       Temperante and HTI desire to resolve all of Temperante’s potential claims on the terms set out in this Separation Agreement.
II.       AGREEMENT
     For the consideration described below, the adequacy of which the parties acknowledge, the parties agree as follows:
     1.       Release by Temperante. At the same time that she executes this Separation Agreement, Temperante shall execute the release that is attached as Exhibit A (the “Release”).
     2.       Payment. Within five business days after the satisfaction of all of the conditions stated in Paragraph 3 below, HTI shall pay Temperante a lump sum in the amount of $250,000.00, less applicable withholdings.
     3.       Conditions. HTI need not make the payment described in Paragraph 2 above unless and until all of the following conditions have been satisfied:
(a)       Temperante executes the Release after the Termination Date and delivers it to HTI within the time specified in the Release.
(b)       The applicable rescission period for the Release expires without a rescission by Temperante.
     4.       Right to Consult with an Attorney. Temperante understands and acknowledges that she is hereby being advised by HTI to consult with an attorney prior to signing this Separation Agreement and the Release.
     5.       Consideration and Rescission. The periods described in the Release during which Temperante may consider whether to sign or may rescind the Release and the procedures stated in the Release for accepting or rescinding the Release also apply to this Separation Agreement. The Release and this Separation Agreement must be accepted or rescinded together. Rescission of one of these documents will be deemed a rescission of both of them.
     6.       Cooperation. Upon reasonable notice and request by HTI, Temperante shall be reasonably available to consult with, advise, and assist HTI with respect to legal and business matters about which she had knowledge or responsibility during her employment with the HTI. Without limiting the foregoing, at HTI’s reasonable request, Temperante shall consult with HTI regarding business matters that she was involved with while employed by HTI and be available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Temperante has or may have knowledge of. In performing her obligations under this Paragraph 6 to testify or otherwise provide information, Temperante shall honestly, truthfully, forthrightly, and completely provide requested information to the extent that she is able to do so.
     7.       Agreement Not to Solicit. For a period of 36 consecutive months from and after the Termination Date, Temperante shall not, directly or indirectly, in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, consultant, or otherwise) solicit, request, advise, or induce any person who is then an employee or contractor of HTI to terminate, curtail, or otherwise adversely change his or her relationship with HTI.
     8.       Agreement Not to Hire. For a period of 36 consecutive months from and after the Termination Date, Temperante shall not, directly or indirectly, in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, consultant, or otherwise) hire, attempt to hire, engage, or attempt to engage any person who is then an employee of HTI.
     9.       Blue Pencil Doctrine. If the duration of, the scope of, or any activity covered by any provision of Paragraphs 7 and 8 above is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope, or activity that is determined to be valid and enforceable. Temperante hereby acknowledges that Paragraphs 7 and 8 above shall be given the construction that renders their provisions valid and enforceable to the maximum extent, not exceeding their express terms, possible under applicable law.
     10.       Acknowledgement and Remedies. Temperante hereby acknowledges that the provisions of Paragraphs 7 and 8 above are reasonable and necessary to protect the legitimate interests of HTI and that any violation of Paragraphs 7 or 8 by Temperante would cause substantial and irreparable harm to HTI to such an extent that monetary damages alone would be an inadequate remedy. In the event that Temperante violates any provision of Paragraphs 7 or 8 above, HTI shall be entitled to an injunction, in addition to all other remedies it may have, restraining Temperante from violating or continuing to violate such provision.
     11.       Non-Admission. Nothing in this Separation Agreement or the Release is intended to be, nor will be deemed to be, an admission by HTI that it has violated any law or that it has engaged in any wrongdoing.
     12.       Entire Agreement. This Separation Agreement and the Release supersede all prior oral and written agreements, representations, and promises between the parties except that the Agreement Not to Compete and the Option Agreements shall continue in full force and effect according to their terms. This Separation Agreement, the Release, the Agreement Not To Compete, and the Option Agreements constitute the entire agreement between the parties with respect to Temperante’s employment with HTI and the termination of that employment. Temperante acknowledges that there were no inducements or representations leading to the execution of this Separation Agreement or the Release, except as stated in this Separation Agreement.
     13.       Voluntary and Knowing Action. The parties acknowledge that they understand the terms of this Separation Agreement and that they are voluntarily entering into this Separation Agreement. The parties intend to be legally bound. Temperante represents that she is legally able and entitled to enter into this Separation Agreement and the Release and to receive the payment described in Paragraph 2 above.
     14.       Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Separation Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
     15.       Jurisdiction and Venue. Temperante and HTI consent to the jurisdiction of the courts of the State of Minnesota and the United States District Court for the District of Minnesota for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Separation Agreement. Any action involving claims of a breach of this Separation Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party and venue in the state and federal courts identified above.
     16.       Tax Matters.
(a)       HTI and Temperante acknowledge and agree that the payment described in Paragraph 2 of this Separation Agreement is paid solely at the discretion of HTI, does not represent an amount to which Temperante had a right to payment prior to the termination of her employment (under either an employment agreement or other severance plan of the Company), and is not paid in lieu of any “deferred compensation” as otherwise defined in Section 409A of the Internal Revenue Code and regulations thereunder. As a result, the parties intend that the payment be exempt from the requirements of Internal Revenue Code Section 409A.
(b)       Temperante acknowledges and agrees that neither HTI nor anyone acting on its behalf has made any representations to her concerning the tax consequences of entering into this Separation Agreement and receiving the consideration specified in it and that she has not relied on any tax advice from HTI or anyone acting on its behalf.

HUTCHINSON TECHNOLOGY INCORPORATED
/s/ Christina M. Temperante	By	/s/ Rebecca Albrecht

Christina M. Temperante	Its	VP of HR

EXHIBIT A
RELEASE BY CHRISTINA M. TEMPERANTE
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	HTI means Hutchinson Technology Incorporated, any company related to Hutchinson Technology Incorporated in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of Hutchinson Technology Incorporated.

C.	Company means HTl; the present and past officers, directors, committees, and employees of HTl; the present and past employee benefit plans sponsored or maintained by HTI and the present and past fiduciaries of such plans; and anyone who acted on behalf of HTl or on instructions from HTI.

D.	Agreement means the Separation Agreement between HTl and me that I am executing on the same date on which I execute this Release.

E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with HTI or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. §176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock options, vacation pay, employee managed time off (“EMTO”), perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.
However, My Claims does not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any claims for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) or similar state law, and any claims related to the exercise of stock options that have been awarded under the Hutchinson Technology Incorporated Incentive Plan.
Agreement to Release My Claims. I will receive consideration from HTI as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from HTI if I did not sign this Release or if I rescinded this Release. In exchange for that consideration, I give up all of My Claims. I will not make any demands against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though HTI will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the day on which I receive this Release or the day on which my HTI employment ends, whichever occurs later, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I understand that the Company need not accept this Release if I sign it on or before my last day of employment.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable, and no consideration will be paid, unless and until the 15-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to HTI by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to HTI by hand or by mail within the 15-day rescission period. All deliveries must be made to HTI at the following address:
                               Ms. Rebecca Albrecht
                               Vice President of Human Resources
                               Hutchinson Technology Inc.
                               40 West Highland Park Drive N.E.
                               Hutchinson, MN 55350-3797
If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:
(1)	postmarked within the period stated above; and

(2)	properly addressed to HTI at the address stated above.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with HTI. No child support orders, garnishment orders, or other orders requiring that money owed to me by HTI be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.
Dated: 9/18/2007

/s/ Christina M. Temperante
Christina M. Temperante